Exhibit 99.1

STATEMENT OF POLICY

REGARDING

2007 LONG-TERM INCENTIVE PLAN

May 8, 2007

The Board of Directors of Core-Mark Holding Company, Inc. (the “Company”) has adopted this Statement of Policy to govern its administration of the Company’s 2007 Long-Term Incentive Plan (the “Plan”):

1. Re-pricing of Stock Options. Notwithstanding any provision of the Plan to the contrary, the Company will not engage in any re-pricing of stock options awarded under the Plan (including without limitation re-pricing by means of cancellation and re-grant) without the approval of the Company’s stockholders. The foregoing shall not prohibit normal adjustments to stock options contemplated by the Plan in the case of stock dividends, stock splits and reverse stock splits, mergers, consolidations and other events contemplated by the Plan, so long as the effect of such adjustments is to preserve rather than to change the economic attributes of previously granted awards.

2. Re-Grants of Forfeited Awards. Notwithstanding any provision of the Plan to the contrary, the Company will not re-grant any shares subject to awards under the Plan that have been forfeited by the grantees (whether due to failure to satisfy vesting requirements or otherwise). All such forfeited shares shall be withdrawn from the pool of shares available for grant under the Plan.

3. Amendments and Waivers of this Policy. This Statement of Policy may not be withdrawn, terminated, modified or waived without the approval of the Company’s stockholders.